Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
SECOND QUARTER AND SIX MONTHS RESULTS
Company Places Order for 20 Vibrator Energy Source Units and Will
Add 16th Data Acquisition Crew in May
MIDLAND, Texas, May 8, 2008/PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $78,363,000 for the quarter ending March 31, 2008, the Company’s second fiscal quarter of 2008, compared to $59,935,000 for the same quarter in fiscal 2007, an increase of 31 percent. Revenue growth in the quarter was primarily the result of the addition of two seismic data acquisition crews in April and September of 2007, increased channel count and productivity on existing crews.
Net income for the second quarter of fiscal 2008 was $8,292,000, compared to $5,368,000 in the same quarter of fiscal 2007, an increase of 54 percent. Earnings per share for the second quarter of fiscal 2008 were $1.08 per share, compared to $0.71 per share in the same quarter of fiscal 2007. EBITDA for the second quarter of fiscal 2008 was $19,228,000 compared to $12,961,000 in the same quarter of fiscal 2007, an increase of 48 percent. Included in the second quarter results is a 41 percent increase in depreciation charges from the prior year period reflecting the Company’s continued capital investment and growth.
The Company’s second quarter results reflect continued brisk domestic exploration activities by the Company’s clients, particularly those clients seeking natural gas. Revenues in the second quarter of fiscal 2008 continued to include high third-party charges related to the use of helicopter support services, specialized survey technologies, and dynamite energy sources. The sustained level of these charges is driven by the Company’s continued operations in areas with limited access in the Appalachian Basin, Arkansas, Val Verde Basin of Texas, and in Eastern Oklahoma. The Company is reimbursed for these expenses by its clients.
Stephen Jumper, President and CEO of Dawson Geophysical Company said, “Our clients’ desire for higher resolution subsurface images with improved efficiency and channel count growth continued to drive our earnings and revenues in the second fiscal quarter and six month period. In response to continued strong demand, Dawson Geophysical will field an additional crew, our 16th, in May 2008 by redeploying an existing I/O MRX recording system. This crew will be a smaller channel count crew initially committed to large scale 2D and smaller 3D seismic projects.”
The Company’s Board of Directors recently increased the Company’s fiscal 2008 capital budget from $30,000,000 to $55,000,000. The additional budget of $25,000,000 will be used to add to the vibrator energy source fleet, increase channel count on existing crews, expand data processing capabilities, and to make technical improvements in all phases of the Company’s operations. During the second quarter, the Company replaced an I/O System II MRX recording system on an existing crew with an 8,000-channel ARAM ARIES recording system and placed an order for twenty additional I/O vibrator energy source units, of which thirteen have been delivered. The Company now operates in excess of 115,000 channels and 176 vibrator energy source units.

Demand for the Company’s services continues at a high level. Although the Company’s clients may cancel their service contracts on short notice, the Company’s order book remains strong, reflecting commitments to operate at full capacity on all crews through the end of calendar 2008 and on a number of crews well into calendar 2009. Operations are currently active on projects in West Texas, South Texas, East Texas, the Barnett Shale of the Ft. Worth Basin, the Fayetteville Shale in Arkansas, the Rocky Mountains, New Mexico, Oklahoma, Louisiana, and the Appalachian Basin. The Company’s data processing division continues to make positive gains in market penetration, product improvement, and technical support.
Six Months Results
For the six months ended March 31, 2008, revenues were $155,962,000, compared to $113,589,000 for the same period in 2007, an increase of 37 percent. Net income for the first six months of fiscal 2008 increased 48 percent to $15,996,000, compared to $10,803,000 for the first six months of fiscal 2007. Earnings per share for the first six months of fiscal 2008 were $2.09 as compared to $1.43 for the first six months of fiscal 2007, an increase of 46 percent. EBITDA was $37,198,000 in the first six months of fiscal 2008 versus $25,629,000 during the same period of fiscal 2007, an increase of 45 percent.
Jumper concluded, “In today’s high cost oil and natural gas environment, exploration and production companies are striving to lower their finding and development costs and to maximize their return on investment. Dawson Geophysical Company’s ability to apply its more than 55 years of experience and success in helping companies achieve these objectives and to improve subsurface images with state of the art technology positions us for continued growth opportunities.”

About Dawson Geophysical Company
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Forward Looking Statement
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, high fixed cost of operations, weather interruptions, the ability to obtain land access rights of way, industry competition, the ability to manage growth, and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2007. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$78,363,000	$59,935,000	$155,962,000	$113,589,000
Operating costs:
Operating expenses	57,529,000	45,608,000	115,654,000	85,332,000
General and administrative	1,837,000	1,605,000	3,543,000	3,053,000
Depreciation	5,854,000	4,154,000	11,405,000	8,168,000

	65,220,000	51,367,000	130,602,000	96,553,000

Income from operations	13,143,000	8,568,000	25,360,000	17,036,000
Other income (expense):
Interest income	116,000	272,000	334,000	426,000
Interest expense	(95,000)	—	(200,000)	—
Other	115,000	(33,000)	99,000	(1,000)

Income before income tax	13,279,000	8,807,000	25,593,000	17,461,000
Income tax expense:
Current	(4,110,000)	(3,138,000)	(8,650,000)	(5,065,000)
Deferred	(877,000)	(301,000)	(947,000)	(1,593,000)

Net income	$8,292,000	$5,368,000	$15,996,000	$10,803,000

Net income per common share	$1.08	$0.71	$2.09	$1.43

Net income per common share-assuming dilution	$1.07	$0.70	$2.07	$1.41

Weighted average equivalent common shares outstanding	7,667,071	7,590,911	7,663,566	7,572,156

Weighted average equivalent common shares outstanding-assuming dilution	7,728,437	7,650,405	7,724,269	7,642,709

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	March 31,	September 30,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,144,000	$14,875,000
Accounts receivable, net of allowance for doubtful accounts of $242,000 and $176,000 in 2008 and 2007 respectively	70,174,000	56,707,000
Prepaid expenses and other assets	1,394,000	815,000
Current deferred tax asset	936,000	693,000

Total current assets	81,648,000	73,090,000
Property, plant and equipment	229,435,000	207,427,000
Less accumulated depreciation	(91,060,000)	(84,655,000)

Net property, plant and equipment	138,375,000	122,772,000

	$220,023,000	$195,862,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,434,000	$12,816,000
Accrued liabilities:
Payroll costs and other taxes	2,807,000	2,325,000
Other	11,939,000	14,263,000
Deferred revenue	587,000	2,922,000
Line of credit	10,000,000	5,000,000

Total current liabilities	43,767,000	37,326,000

Deferred tax liability	10,572,000	9,381,000
Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,729,494 and 7,658,494 shares issued and outstanding in each period	2,577,000	2,553,000
Additional paid-in capital	85,807,000	85,090,000
Retained earnings	77,300,000	61,512,000

Total stockholders’ equity	165,684,000	149,155,000

	$220,023,000	$195,862,000

Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net Income	$8,292,000	$5,368,000	$15,996,000	$10,803,000
Depreciation	5,854,000	4,154,000	11,405,000	8,168,000
Interest expense	95,000	—	200,000	—
Income tax expense	4,987,000	3,439,000	9,597,000	6,658,000

EBITDA	$19,228,000	$12,961,000	$37,198,000	$25,629,000

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Six Months Ended
	March 31,
	2008	2007
Net cash provided by operating activities	$16,501,000	$21,028,000
Changes in working capital items and other	21,217,000	4,773,000
Non-cash adjustments to income	(520,000)	(172,000)

EBITDA	$37,198,000	$25,629,000